UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2011
OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana	001-15817	35-1539838

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)
(812) 464-1294
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.
     On January 1, 2011, Old National Bancorp, an Indiana corporation (“Old National”), completed its previously announced acquisition of Monroe Bancorp, an Indiana corporation (“Monroe”), pursuant to an Agreement and Plan of Merger dated October 5, 2010 (the “Merger Agreement”) by and between Old National and Monroe. Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of Monroe on December 16, 2010, Monroe was merged with and into Old National, with Old National as the surviving corporation (the “Merger”).
     In connection with the Merger, Monroe shareholders will receive 1.216 shares of Old National common stock for each share of Monroe common stock owned by them, subject to the terms of the Merger Agreement. Any fractional shares of Old National common stock resulting from the foregoing calculation will be replaced by cash in the amount of such fraction multiplied by $11.513.
     At the effective time of the Merger, unvested Monroe stock options became fully vested and all outstanding Monroe stock options converted into stock options to purchase a number of shares of Old National common stock equal to the product (rounded down to the nearest whole share) of the number of shares of Monroe common stock subject to the Monroe stock option and 1.216, at an exercise price per share (rounded to the nearest whole cent) equal to the exercise price of such Monroe stock option divided by 1.216. Except for the foregoing, the Monroe stock options will continue to be governed by the same terms and conditions as were applicable under the related Monroe stock option immediately prior to the effective time of the Merger.
     Old National will issue approximately a total of 7,575,410 shares (not including shares subject to Monroe stock options) of Old National common stock to former Monroe shareholders.
     A copy of the Old National press release dated January 3, 2011 announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press Release of Old National Bancorp dated January 3, 2011.
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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: January 3, 2011

OLD NATIONAL BANCORP
By:	/s/ Jeffrey L. Knight
Jeffrey L. Knight
Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Old National Bancorp dated January 3, 2011

4